Exhibit 99.1

ATLAS LITHIUM ANNOUNCES INVESTMENTS FROM STRATEGIC PARTIES TO ADVANCE ITS LITHIUM PROJECT

BOCA RATON, Florida — (July 24, 2023) – Atlas Lithium Corporation (NASDAQ: ATLX) (“Atlas Lithium” or “Company”), a leading mineral exploration company, is pleased to announce that it has received an investment of US$ 10 million for restricted shares of the Company’s common stock from four investors with long-dated experience in the lithium industry. One of the investors is Mr. Martin Rowley, recently retired Chairman of Allkem Limited, a well-known lithium company with market capitalization of approximately US$ 7 billion. The capital raised will be utilized in advancing Atlas Lithium’s 100%-owned Neves Project in Brazil’s Lithium Valley, a well-regarded mining district for hard-rock lithium. Additional details of this transaction can be found in the Current Report on Form 8-K which the Company filed today with the Securities and Exchange Commission.

Mr. Rowley has the unique distinction of being instrumental in the creation of two major resource companies. In 1996, Mr. Rowley co-founded First Quantum Minerals Ltd., a copper company which has a current market capitalization of approximately US$ 18 billion. He recognized early the potential of the lithium sector, and in 2009 become Chairman of Lithium One Inc., which at that stage had secured interests in the Sal de Vida and James Bay hard-rock lithium assets in Australia. Mr. Rowley became Chairman of Galaxy Resources Limited after it merged with Lithium One, adding to its portfolio the well-known Mt. Cattlin spodumene mine in Australia.

Mr. Rowley oversaw the operations of Galaxy Resources when it experienced significant growth, ultimately resulting in the successful merger with Orocobre Limited in 2021, which created Allkem Limited. Since the time of his appointment as Chairman of Galaxy Resources, the market capitalization of now Allkem Limited has grown from US$ 15 million to US$ 7 billion when he retired as Chairman of Allkem in November 2022.

Marc Fogassa, Atlas Lithium’s CEO and Chairman, commented, “Mr. Rowley is one of the most distinguished names in the lithium space. Together with the other investors, this remarkable group brings unparalleled experience, industry knowledge, and contacts throughout the lithium supply chain. Atlas Lithium is most fortunate to have earned their interest as we rapidly advance our project.”

About Atlas Lithium Corporation

Atlas Lithium Corporation (NASDAQ: ATLX) is focused on advancing and developing its 100%-owned hard-rock lithium project in Brazil’s Lithium Valley, a well-known lithium district in the state of Minas Gerais. The Company’s exploration mineral rights for lithium cover approximately 308 km2 and are located primarily in Brazil’s Lithium Valley. In addition, Atlas Lithium has 100% ownership of mineral rights for other battery and critical metals including nickel (222 km2), rare earths (122 km2), titanium (89 km2), and graphite (56 km2). The Company also owns approximately 45% of Apollo Resources Corp. (private company; iron) and approximately 28% of Jupiter Gold Corp. (OTCQB: JUPGF) (gold and quartzite).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based upon the current plans, estimates and projections of Atlas Lithium Corporation and its subsidiaries (collectively, “Atlas Lithium” or “Company”) and are subject to inherent risks and uncertainties which could cause actual results to differ from the forward- looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of production, reserves, sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in Brazil, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: results from ongoing geotechnical analysis of projects; business conditions in Brazil; general economic conditions, geopolitical events and regulatory changes; availability of capital; Atlas Lithium’s ability to maintain its competitive position; manipulative attempts by short sellers to drive down our stock price; and dependence on key management.

Additional risks related to the Company and its subsidiaries are more fully discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-Q filed with the SEC on May 15, 2023. Please also refer to the Company’s other filings with the SEC, all of which are available at www.sec.gov. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations:

Michael Kim or Brooks Hamilton

MZ Group – MZ North America

+1 (949) 546-6326

ATLX@mzgroup.us

https://www.atlas-lithium.com/

@Atlas_Lithium